Exhibit 10.13

May 24, 2004

Mr. John Payne

6595 Stonehill Drive

San Jose, CA 95120

Dear John:

I am pleased to offer you employment with Alien Technology Corporation (the “Company”), as follows:

Position and Base Salary:

Your position and title will be Chief Operating Officer. You will report to Stav Prodromou, CEO & President. If you decide to join us, you will receive a monthly salary of $16,666.67, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures.

For the first fiscal year (October 1, 2004 to September 30, 2005), additional incentive Compensation will be in the form of MBO-based objectives. The MBO incentive compensation target for the first year will be $75,000.00 for 100% achievement. Payment of this MBO compensation will be based upon Actual achievement of goals and objectives mutually agreed upon within ninety (90) days of your date of hire.

Benefits:

As an employee, you will also be eligible to receive certain benefits including participation in the following:

•	During your first year of employment you will accrue 15 days of Paid Time Off (“PTO”), Under current Alien policy, the number of PTO days earned in subsequent years increases by roughly 2 days each year with a maximum after 5 years.

•	Medical, Dental, Vision Insurance and Employee Assistance Program (some portion of the cost of this insurance is payable by the employee)

•	Life, AD&D. STD/LTD and Long Term Care insurance.

•	Section 125 tax-advantaged medical expense “cafeteria” plan.

•	401K savings plan (the Company does not as yet make contributions to this plan).

•	10 Company paid holidays per year.

John Payne

May 24, 2004

You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. You should also be aware that officers’ compensation matters are subject to BOD Compensation Committee oversight.

Stock Options:

•	In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,100,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. The Board of Directors may grant additional options from time to time, based on recommendations of the CEO for outstanding performers.

At-Will Employment:

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Immigration Verification:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Conflict of Interest:

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by Alien or limit the manner in which you may be employed. It is Alien’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, your acceptance of this offer letter confirms your representation to us that: 1) you are not a party to any employment agreement or other contract

John Payne

May 24, 2004

or arrangement which prohibits your full-time employment with Alien; 2) you will not disclose (nor have we solicited) any trade secret or confidential information of any person, including prior employers, to the Company; and 3) you do not know of any conflict that would restrict your employment with Alien. In addition, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Alien. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Employee Handbook:

As an Alien employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Employee Handbook.

Confidential Information:

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Alien, and non-disclosure of Alien proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $200 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

Integration:

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be no later than June 1, 2004. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by May 31, 2004.

We look forward to your favorable reply and to working with you at Alien Technology Corporation.

Sincerely,

John Payne

May 24, 2004

Stav Prodromou
CEO & President

Agreed to and accepted:

Signature:
Printed Name:	John Payne

Date:	May 24th, 2004

Enclosures:

Duplicate Original Letter

Employment, Confidential Information, Invention Assignment and Arbitration

Agreement

Alien Technology Corporation 18220 Butterfield Blvd. Morgan Hill, CA 95037 Main Number: (408) 782-3900 Main Fax: (408) 782-3910

March 24, 2006

John Payne

6595 Stonehill Drive

San Jose, CA 95120

Dear John:

This letter amends and restates the amendment, dated January 20, 2006, to the terms of your offer of employment (“Offer”) with Alien Technology Corporation (the “Company”), dated May 24, 2004, as set forth below.

Limited Term Termination Benefit

The following additional benefit shall apply to the Offer, effective as of the date of this letter:

In the event, within one year from January 20, 2006, either (a) the Company, its successor or acquiror terminates you as an Employee without Cause, or (b) the Company, its successor or acquiror takes actions that constitute Constructive Termination, then on the date of your termination or Constructive Termination, provided that you sign and do not revoke within the time period specified by the Company’s standard release of claims in a form acceptable to the Company (or its successor), you will be entitled to:

(i) a lump sum payment equal to twelve (12) months of your monthly base salary (excluding MBO-based objectives, benefits, and other compensation); and

(ii) immediate vesting of the greater of (i) the number of shares that would otherwise vest over the next twelve (12) months or (ii) fifty-percent of your then unvested shares on the date of Constructive Termination, pursuant to Options granted to you by the Company, its successor or acquiror, following the date of your termination or Constructive Termination; and

(iii) a period to exercise Options not to extend past the later of: (i) three months and 15 days following the date of your termination or Constructive Termination or (ii) December 31st of the year in which your termination or Constructive Termination occurs. For avoidance of confusion, the foregoing extension in the time to exercise Options shall apply to all shares vested (or which become vested) as of the date of your termination or Constructive Termination.

The terms “Option” and “Cause” shall have those meanings ascribed to them your Senior Executive Stock Option Agreement, dated July 8, 2004. The term “Constructive Termination” shall have the meaning ascribed to it in Section 5 of your Senior Executive Stock Option Agreement, dated July 8, 2004.

Notwithstanding the foregoing, your employment with the Company is and shall remain for no specified period and constitutes at-will employment. As a result, you remain free to resign at any time, for any reason or for no reason. Similarly, the Company is and shall remain free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Integration:

To accept the terms set forth herein, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with your Offer and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, the amendment to your offer letter dated January 20, 2006, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This letter will terminate if it is not accepted, signed and returned by March 27, 2006.

Sincerely,

/s/ Stavro Prodromou Stavro Prodromou

Agreed to and accepted:

Signature:	/s/ John Payne
Printed Name:	John Payne

Date:	March 24, 2006